EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-66218) pertaining to the 1992 Employee Incentive Stock Option Plan, 1992 Stock Option Plan for Nonemployee Directors and 1993 Stock Option Plan of Funco, Inc. and in the Registration Statement (Form S-3 No. 33-76800) of
Funco, Inc. and in the related Prospectus of our report dated May 12, 1998, with respect to the consolidated financial statements and schedule of Funco, Inc. included in this Annual Report (Form 10-K) for the year ended March 29, 1998.


/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 24, 1998